Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated to be effective as of
August 14, 2006
by and among
PARK NATIONAL CORPORATION
and
THE PARK NATIONAL BANK
and
ANDERSON BANK COMPANY

i

		Page
9.10.	Anderson Disclosure Schedule	67
9.11.	No Third-Party Rights	68
9.12.	Waiver of Jury Trial	68
9.13.	Severability	68
Exhibit A — FIRPTA Certification — Anderson Bank Company
Exhibit B — Form of Anderson Affiliate Letter

GLOSSARY OF DEFINED TERMS
     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	—	Section 6.06(b)
“Affiliate”	—	Section 3.37(c)
“Agreement”	—	Preamble
“All Cash Election”	—	Section 2.01(c)(ii)(A)
“All Stock Election”	—	Section 2.01(c)(ii)(B)
“AMEX”	—	Section 2.01(b)(ii)
“Anderson”	—	Preamble
“Anderson 2006 Plan”	—	Preamble
“Anderson Affiliate”	—	Section 6.07
“Anderson Balance Sheet Date”	—	Section 3.06(a)
“Anderson Disclosure Schedule”	—	Article Three
“Anderson Dissenting Share”	—	Section 2.06
“Anderson Financial Statements”	—	Section 3.06(a)
“Anderson Meeting”	—	Section 3.04(b)
“Anderson Off Balance Sheet Transaction”	—	Section 3.29
“Anderson Real Properties”	—	Section 3.13
“Anderson Recommendation”	—	Section 6.02
“Anderson Shares”	—	Preamble
“Anderson Stock Option Plan”	—	Preamble
“Anderson Stock Options”	—	Preamble
“Anderson’s Financial Advisors”	—	Section 3.17
“BHCA”	—	Section 4.01(a)
“CERCLA”	—	Section 3.24(b)
“CRA”	—	Section 3.20(a)
“Cash Consideration”	—	Section 2.01(a)
“Cash Exchange Amount”	—	Section 2.01(c)(i)
“Change in Recommendation”	—	Section 8.01(f)
“Closing”	—	Section 1.02(a)
“Closing Date”	—	Section 1.02(a)
“Code”	—	Preamble
“Compensation and Benefit Plans”	—	Section 3.19(a)
“Consultants”	—	Section 3.19(a)
“Continuing Employees”	—	Section 6.15(a)
“Directors”	—	Section 3.19(a)
“ERISA”	—	Section 3.19(b)
“ERISA Affiliate”	—	Section 3.19(c)
“ERISA Affiliate Plan”	—	Section 3.19(c)
“Effective Time”	—	Section 1.02(d)
“Election”	—	Section 2.01(c)(v)
“Election Deadline”	—	Section 2.01(c)(v)
“Election Form/Letter of Transmittal”	—	Section 2.01(c)(v)

v

“Election Period”	—	Section 2.01(c)(v)
“Employees”	—	Section 3.19(a)
“Environmental Laws”	—	Section 3.24(b)
“Exchange Act”	—	Section 3.19(b)
“Exchange Agent”	—	Section 2.04(a)
“Exchange Fund”	—	Section 2.04(a)
“409A”	—	Section 3.19(k)
“FDIA”	—	Section 3.01(a)
“FDIC”	—	Section 3.01(a)
“FHLB”	—	Section 3.01(a)
“GAAP”	—	Section 3.06(a)
“Governmental Authority”	—	Section 3.16
“Hazardous Material”	—	Section 3.24(c)
“IRS”	—	Section 3.12(a)
“Indemnified Party”	—	Section 6.14(a)
“Information”	—	Section 6.05(b)
“Intellectual Property”	—	Section 3.31(f)
“knowledge”	—	Section 3.08
“Letter of Transmittal”	—	Section 2.04(c)
“Lien”	—	Section 3.13
“Loans”	—	Section 3.09(b)
“material”	—	Section 3.01(b)
“material adverse effect”	—	Section 3.01(b)
“Material Interest”	—	Section 3.37(b)
“Maximum Amount”	—	Section 6.14(b)
“Merger”	—	Preamble
“Merger Consideration”	—	Section 2.01(a)
“Mixed Election”	—	Section 2.01(c)(ii)(C)
“New Certificates”	—	Section 2.04(c)
“NQDC Plan”	—	Section 3.19(k)
“ODFI”	—	Section 3.01(a)
“Off Balance Sheet Transaction”	—	Section 3.29
“Officers”	—	Section 3.19(a)
“Ohio SOS”	—	Section 1.02(d)
“Ohio Superintendent”	—	Section 1.02(d)
“Old Certificate”	—	Section 2.04(c)
“Out-of-Pocket Expenses”	—	Section 8.03(c)
“Park”	—	Preamble
“Park Financial Statements”	—	Section 4.07
“Park Measuring Price”	—	Section 2.01(b)(ii)
“Park SEC Documents”	—	Section 4.06
“Park Shares”	—	Preamble
“Patriot Act”	—	Section 3.20(a)
“Pension Plan” “Per Share Consideration”	— —	Section 3.19(b) Section 2.01(b)(i)
“PNB”	—	Preamble

“PNB Common Stock”	—	Preamble
“PNB Compensation and Benefit Plans”	—	Section 4.20(a)
“PNB Employees”	—	Section 4.20(a)
“Proxy Statement”	—	Section 6.03(a)
“Proxy Statement/Prospectus”	—	Section 6.03(a)
“RCRA”	—	Section 3.24(b)
“Registration Statement”	—	Section 6.03(a)
“Regulations”	—	Section 1.02(c)(iii)
“Regulatory Authorities”	—	Section 3.15
“Related Person”	—	Section 3.37(b)
“Required Party”	—	Section 6.05(b)
“Rights”	—	Section 3.02(b)
“SEC”	—	Section 3.01(b)
“Securities Act”	—	Section 3.19(b)
“Stock Consideration”	—	Section 2.01(a)
“Stock Exchange Ratio”	—	Section 2.01(b)(iii)
“Subsidiary”	—	Section 3.01(b)
“Superior Proposal”	—	Section 6.06(c)
“Surviving Association”	—	Section 1.01
“Takeover Laws”	—	Section 3.25
“Tax”	—	Section 3.12(b)
“Tax Returns”	—	Section 3.12(b)
“Termination Fee”	—	Section 8.03(a)
“United States”	—	Section 1.01

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated to be effective as of August 14, 2006, is made and entered into by and among Park National Corporation, an Ohio corporation (“Park”); The Park National Bank, a national banking association (“PNB”); and Anderson Bank Company, an Ohio state-chartered commercial bank (“Anderson”).
W  I  T  N  E  S  S  E  T  H:
     WHEREAS, Park is a bank holding company, having its principal place of business located at 50 North Third Street, Newark, County of Licking, State of Ohio 43055; and
     WHEREAS, the authorized capital stock of Park consists of 20,000,000 common shares, without par value (the “Park Shares”); and
     WHEREAS, PNB is a national banking association and a wholly owned subsidiary of Park, having its principal place of business located at 50 North Third Street, Newark, County of Licking, State of Ohio 43055; and
     WHEREAS, the authorized capital stock of PNB consists of 1,250,000 shares of common stock, par value of $8.00 each (the “PNB Common Stock”), all of which are issued and outstanding as of the date of this Agreement, and 32,600 shares of Class A non-cumulative, perpetual preferred stock, par value of $1,000 each, none of which are issued as of the date of this Agreement; and
     WHEREAS, PNB had outstanding capital stock of $10,000,000, divided into 1,250,000 shares of PNB Common Stock, surplus of $63,869,767 and retained earnings of $64,449,188 as of June 30, 2006; and
     WHEREAS, Anderson is an Ohio state-chartered commercial bank, having its principal place of business located at 1075 Nimitzview Drive, Cincinnati, County of Hamilton, State of Ohio 45230; and
     WHEREAS, the authorized capital stock of Anderson consists of 550,000 common shares, par value of $4.00 each (the “Anderson Shares”), 533,550 of which are issued and outstanding as of the date of this Agreement, and 16,250 of which are subject to outstanding options (the “Anderson Stock Options”) granted pursuant to the Anderson Bank Company 1999 Stock Option Plan (the “Anderson Stock Option Plan”); and
     WHEREAS, in early 2006, Anderson adopted a new stock option plan, the Anderson Bank Company 2006 Stock Option Plan (the “Anderson 2006 Plan”), but Anderson has not filed the necessary amendment to its charter documents to increase its authorized capital stock and has not granted or agreed to grant any options under the Anderson 2006 Plan; and

     WHEREAS, Anderson had outstanding capital stock consisting of $2,335,650, divided into 533,550 Anderson Shares, surplus of $2,926,330 and retained earnings of $2,032,624, as of June 30, 2006; and
     WHEREAS, each of the Executive Committee of the Board of Directors of Park and the Boards of Directors of PNB and Anderson has determined that it is in the best interests of their respective entities and shareholders for Anderson to merge with and into PNB (the “Merger”), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and
     WHEREAS, each of the Executive Committee of the Board of Directors of Park and the Boards of Directors of PNB and Anderson has authorized and approved this Agreement and the consummation of the transactions contemplated hereby by resolutions duly authorized by them; and
     WHEREAS, the parties intend that the Merger be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code;
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties agree as follows:
ARTICLE ONE
THE MERGER
     1.01 Merger of PNB and Anderson
     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02 below), Anderson shall merge with and into PNB under the national banking charter of PNB. PNB shall be the surviving association in the Merger (the “Surviving Association”), shall continue to exist as a national banking association under the laws of the United States of America (the “United States”) and shall be the only one of PNB and Anderson to continue its separate existence after the Effective Time. The name of the Surviving Association shall be “The Park National Bank.” The shares of PNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be and constitute the issued and outstanding shares of common stock of the Surviving Association, and the amount of outstanding capital stock of the Surviving Association shall be $10,000,000, divided into 1,250,000 shares of common stock, par value of $8.00 each. The Anderson Shares issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive the consideration described in Article Two below. At the time the Merger shall become effective, the Surviving Association shall have a surplus of $66,796,097 and retained earnings of $66,481,812, adjusted, however, for normal earnings and expenses of PNB and Anderson between June 30, 2006 and the Effective Time. The business of the Surviving Association shall be that of a national banking association and shall be conducted at the Surviving Association’s main office to be located at 50 North Third Street, Newark, Ohio 43055, and at its legally established branches. The articles of association of PNB, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Association until amended in accordance with applicable law. The by-laws of PNB, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Association until amended in accordance with applicable law. The Board of Directors of PNB immediately prior to the Effective Time shall serve as the Board of Directors of the Surviving Association until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. The officers of PNB immediately prior to the Effective Time shall be the officers of the Surviving Association, each to hold office until changed in accordance with law. Park and PNB may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article One) if and to the extent Park and PNB deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to the holders of Anderson Shares as provided for in Article Two of this Agreement; (b) adversely affect the treatment of the Merger as a reorganization described in Section 368(a) of the Code; or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. If Park and PNB make such an election, Park, PNB and Anderson shall execute an appropriate amendment to this Agreement in order to reflect such election.
     1.02 Closing; Effective Time
     (a) Subject to the satisfaction or waiver of the conditions set forth in Article Seven, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Park, 50 North Third Street, Newark, Ohio 43055, (i) on a date and at a time mutually agreeable to the parties, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Seven shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the date of the Closing) or later than the last business day of the month in which such third business day occurs, provided no such election shall cause the Closing to occur on a date after that specified in Section 8.01(c) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires; or (ii) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the “Closing Date.”
     (b) At the Closing, Park and PNB shall cause all of the following to be delivered to Anderson:
(i)	The certificates of Park and PNB contemplated by Sections 7.02(a) and 7.02(b) of this Agreement;

(ii)	Copies of all resolutions adopted by the Executive Committee of the Board of Directors of Park and by the Board of Directors of Park, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of Park, dated as of the Closing Date, and certifying (A) the date and manner of adoption of each resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date; and

(iii)	Copies of all resolutions adopted by the Board of Directors (or any committee thereof) of PNB and by Park, in its capacity as the sole shareholder of PNB, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of PNB, dated as of the Closing Date, and certifying (A) the date and manner of adoption of each resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.
     (c) At the Closing, Anderson shall cause all of the following to be delivered to Park and PNB:
(i)	The certificates of Anderson contemplated by Sections 7.01(a) and 7.01(b) of this Agreement.

(ii)	Copies of all resolutions adopted by the Board of Directors (or any committee thereof) and the shareholders of Anderson, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of Anderson, dated as of the Closing Date, and certifying (A) the date and manner of the adoption of each such resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date; and

(iii)	A statement executed on behalf of Anderson, in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the Anderson Shares do not represent United States real property interests within the meaning of Treasury Department regulations (the “Regulations”) Sections 1.897-2(b)(1) and (h).
     (d) On the Closing Date, Park, PNB and Anderson shall cause a certificate of merger in respect of the Merger to be executed and delivered to the Ohio Superintendent of Financial Institutions (the “Ohio Superintendent”) in the form required by Ohio law, and the Ohio Superintendent shall cause the same to be filed with the Ohio Secretary of State (the “Ohio SOS”). The Merger shall become effective upon the filing of the Certificate of Merger with the Ohio SOS, or such time thereafter as is agreed to in writing by Park, PNB and Anderson and so provided in the Certificate of Merger filed with the Ohio SOS. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time”.
     1.03 Effects of the Merger
     At the Effective Time:
     (a) the Merger shall have the effects prescribed in Section 1115.11 and Chapter 1701 of the Ohio Revised Code and under the laws of the United States applicable to national banking associations, including, without limitation, 12 U.S.C. Section 215a and the regulations promulgated thereunder; and
     (b) all assets of PNB and Anderson as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of PNB and Anderson existing as of the Effective Time.
ARTICLE TWO
CONSIDERATION; EXCHANGE PROCEDURES
     2.01 Merger Consideration
     (a) Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 2.03, the holders of the Anderson Shares will receive aggregate consideration consisting of (i) 86,137 Park Shares (the “Stock Consideration”) and (ii) (A) $9,054,343 less (B) an amount equal to the sum of the exercise prices of each of the Anderson Shares subject to an outstanding Anderson Stock Option which has not been exercised in full immediately prior to the Election Deadline (the “Cash Consideration”) (collectively the Stock Consideration and the Cash Consideration are referred to herein as the “Merger Consideration”).
     (b) For purposes of this Agreement, the following terms shall have the following meanings:
(i)	“Per Share Consideration” means an amount equal to the sum of (A) the Cash Consideration plus (B) 86,137 multiplied by the Park Measuring Price, divided by the number of Anderson Shares issued and outstanding as of Effective Time.

(ii)	“Park Measuring Price” means the average closing price of Park Shares as reported on the American Stock Exchange (“AMEX”) over the ten (10) consecutive trading day period ending on the third business day prior to the Effective Time.

(iii)	“Stock Exchange Ratio” is the ratio determined by dividing the Per Share Consideration by the Park Measuring Price.
     (c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any person:
(i)	Outstanding Anderson Shares. Except as otherwise provided in this Article Two, at the Effective Time, each Anderson Share (excluding Anderson Shares held by Anderson as treasury shares and Anderson Shares held by Park) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Sections 2.01(c)(ii),

2.01(c)(v), 2.01(c)(viii) and 2.01(c)(ix)) into either (i) cash in the amount of Per Share Consideration for each Anderson Share (the “Cash Exchange Amount”); (ii) Park Shares based upon an exchange ratio, which shall be equal to the Stock Exchange Ratio; or (iii) a combination of such Anderson Shares and cash, as more fully set forth in Section 2.01(c)(ii)(C).
(ii)	Election as to Outstanding Anderson Shares. The holders of Anderson Shares will have the following alternatives in connection with the exchange of their Anderson Shares in connection with the Merger (which alternatives shall in each case be subject to the allocation procedures set forth in Sections 2.01(c)(viii) and 2.01(c)(ix)):
(A)	AT THE OPTION OF THE HOLDER, all of such holder’s Anderson Shares deposited with the Exchange Agent (as defined in Section 2.04(a)) shall be converted into and become Park Shares at the Stock Exchange Ratio (such election, the “All Stock Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.03; or

(B)	AT THE OPTION OF THE HOLDER, all of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Amount (such election, the “All Cash Election”); or

(C)	AT THE OPTION OF THE HOLDER, any whole number of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become Park Shares at the rate of the Stock Exchange Ratio and the remainder of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.03; or

(D)	IF NO ELECTION (AS DEFINED IN SECTION 2.01(c)(v)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 2.01(c)(v)), all of such holder’s Anderson Shares will be converted into the right to receive Park Shares as set forth in Section 2.01(c)(ii)(A), cash as set forth in Section 2.01(c)(ii)(B), or any combination of Park Shares and cash as determined by Park or, at Park’s direction, by the Exchange Agent at the Stock Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 2.03.

(E)	In connection with any election made by a holder of Anderson Shares, such holder may designate specifically which of the Anderson Shares being exchanged are to be converted into and become Park Shares, and such designation shall be contained in the Election Form/Letter of Transmittal (as defined in Section 2.01(c)(v)).
(iii)	Treasury Shares and Anderson Shares Held by Park. Each Anderson Share held by Anderson as a treasury share, or held by Park or PNB other than in a fiduciary capacity, immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(iv)	Outstanding Park Shares and Shares of PNB Common Stock. Each Park Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger. Each share of PNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(v)	Procedures for Election. An election form and other appropriate transmittal materials in such form as Anderson, Park and PNB shall mutually agree (the “Election Form/Letter of Transmittal”) shall be mailed to shareholders of Anderson prior to the Election Period (defined below). The Election Form/Letter of Transmittal will permit holders of Anderson Shares to elect the form of Merger Consideration set forth in Section 2.01(c)(ii) (the “Election”) that they choose to receive in the Merger (including specifically designating which Anderson Shares are to be exchanged for Park Shares rather than for cash), will specify that delivery will be effected, and risk of loss and title to Old Certificates (as defined in Section 2.04(c)) will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and will include instructions and procedures for surrendering Old Certificates in exchange for New Certificates (as defined in Section 2.04(c)). The “Election Period” shall be such period of time as Anderson, Park and PNB shall mutually agree, within which holders of Anderson Shares may validly make an Election, occurring between (A) the date of the mailing by Anderson of the Proxy Statement (as defined in Section 6.03(a)) for the special meeting of holders of Anderson Shares at which this Agreement is presented for approval and (B) the Election Deadline. The “Election Deadline” shall be the time, specified by Park after consultation with Anderson, on the last day of the Election Period, which shall be the second trading day prior to the Effective Time.

(vi)	Perfection of the Election. An Election shall be considered to have been validly made by a holder of Anderson Shares only if (A) the Exchange Agent shall have received an Election Form/Letter of Transmittal properly completed and executed by such Holder of Anderson Shares, accompanied by a certificate or certificates representing the Anderson Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Anderson, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (B) such Election Form/Letter of Transmittal and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(vii)	Withdrawal of Election. Any holder of Anderson Shares may at any time prior to the Election Deadline revoke such shareholder’s election and either (A) submit a new Election Form/Letter of Transmittal in accordance with the procedures in Section 2.01(c)(vi), or (B) withdraw the certificate(s) for Anderson Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if this Agreement is terminated.

(viii)	Reduction of Anderson Shares Deposited for Cash. If (x) the product of the Per Share Consideration multiplied by the number of Anderson Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.01(c)(vii) (including Anderson Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.01(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Anderson Dissenting Shares, if any, is greater than the Cash Consideration, Park (taking into account the specific designation made pursuant to Section 201(c)(v) and the Election Form/Letter of Transmittal) will promptly eliminate, or cause to be eliminated by the Exchange Agent (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal), from the Anderson Shares deposited for cash pursuant to the All Cash Election and the Mixed Election (subject to the limitations described in Section 2.01(c)(viii)(D)), a sufficient number of such Anderson Shares so that the sum of the total number of Anderson Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election at the Effective Time (after giving effect to Section 2.01(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share

Consideration equals the Cash Consideration. After giving effect to Section 2.01(c)(ii)(D), such elimination will be effected as follows:
(A)	Subject to the limitations described in Section 2.01(c)(viii)(D), the Exchange Agent will eliminate from the Anderson Shares deposited for cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the Anderson Shares deposited for Park Shares, on a pro rata basis in relation to the total number of Anderson Shares deposited pursuant to the All Cash Election and the Mixed Election minus the number of Anderson Shares so deposited by the holders described in Section 2.01(c)(viii)(D), such whole number of Anderson Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election as may be necessary so that the total number of Anderson Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share Consideration equals the Cash Consideration;

(B)	All Anderson Shares that are eliminated pursuant to Section 2.01(c)(viii)(A) from the Anderson Shares deposited for cash shall be converted into Park Shares as provided by Sections 2.01(c)(ii)(A) and 2.01(c)(ii)(C);

(C)	Notice of such allocation shall be provided promptly to each shareholder whose Anderson Shares are eliminated from the Anderson Shares on deposit for cash pursuant to Section 2.01(c)(viii)(A); and

(D)	Notwithstanding the foregoing, the holders of 100 or fewer Anderson Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Anderson Shares converted into Park Shares.
(ix)	Increase of Anderson Shares Deposited for Cash. If (x) the product of the Per Share Consideration multiplied by number of Anderson Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.01(c)(vii) (including Anderson Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.01(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Anderson Dissenting Shares, if any, is less than the Cash Consideration, Park (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal) will promptly add, or cause to be added by the

Exchange Agent (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal), to the Anderson Shares deposited for cash, a sufficient number of Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election so that the sum of the total number of Anderson Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election at the Effective Time (after giving effect to Section 2.01(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, multiplied by the Per Share Consideration equals the Cash Consideration. After giving effect to Section 2.01(c)(ii)(D), such addition will be effected as follows:
(A)	Subject to the limitation described in Section 2.01(c)(viii)(D), Park will add or cause to be added to the Anderson Shares deposited for cash, and the Exchange Agent will eliminate or cause to be eliminated from the Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election, on a pro rata basis in relation to the total number of Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election, such whole number of Anderson Shares not then on deposit for cash as may be necessary so that the sum of the total number of Anderson Shares on deposit for cash multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share Consideration equals the Cash Consideration;

(B)	All Anderson Shares that are eliminated pursuant to Section 2.01(c)(ix)(A) from the Anderson Shares to be converted into Park Shares shall be converted into cash, as provided by Sections 2.01(c)(ii)(B) and 2.01(c)(ii)(C); and

(C)	Notice of such allocation shall be provided promptly to each shareholder whose Anderson Shares are added to the Anderson Shares on deposit for cash pursuant to Section 2.01(c)(ix)(A).
(x)	Anderson Stock Options. Any Anderson Stock Option that is not exercised in full on or before the Election Deadline for a payment by the holder in the form of cash or personal check shall be cancelled and shall cease to entitle the holder hereof to any rights or claims thereunder.
     2.02 Rights as Shareholders; Stock Transfers
     At the Effective Time, the Anderson Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Anderson Shares shall cease to be, and shall have no rights as, shareholders of Anderson, other than the consideration provided under this Article Two and the appraisal rights in the case of Anderson Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Anderson or the

Surviving Association of any Anderson Shares (other than Anderson Dissenting Shares, if applicable).
     2.03 Fractional Shares
     Notwithstanding any other provision hereof, no fractional Park Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and no Park dividend or other distribution or stock split or combination will relate to any fractional Park Share, and such fractional Park Shares will not entitle the owner thereof to vote or to any rights of a security holder of Park; instead, Park shall pay to each holder of Anderson Shares who would otherwise be entitled to a fractional Park Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Park Share to which the holder would be entitled by the Park Measuring Price.
     2.04 Exchange Procedures
     (a) Establishment of Exchange Fund. The First-Knox National Bank of Mount Vernon, Mount Vernon, Ohio will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Article Two. Park shall provide to the Exchange Agent the aggregate number of Park Shares issuable pursuant to Section 2.01, and the aggregate amount of cash payable pursuant to Section 2.01, and the amount of all other cash payable in respect of the Merger, if any, on an “as needed” basis to the Exchange Agent, all of which shall be held by the Exchange Agent in trust for the holders of Anderson Shares (collectively, the “Exchange Fund”). The Exchange Agent shall distribute Park Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Park Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of Park Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Park Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.04.
     (b) No Interest. No interest will be paid on any cash, including any cash to be paid in lieu of fractional Park Shares or in respect of dividends or distributions, that any such person shall be entitled to receive pursuant to this Article Two.
     (c) Surrender Procedures. Within three (3) business days after the Effective Time, Park shall cause the Exchange Agent to mail to each holder of record of a certificate representing Anderson Shares (an “Old Certificate”) that was converted pursuant to Section 2.01, but that was not deposited with the Exchange Agent pursuant to Section 2.01(c)(v), both (i) a form of letter of transmittal (the “Letter of Transmittal”) specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering Old Certificates in exchange for certificates representing Park Shares (“New Certificates”). Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, following the Effective Time, the holder of such Old Certificate shall receive within five (5) business days of such surrender in exchange therefor (A) a New Certificate representing that number of whole Park Shares that such holder has the right to receive pursuant to the provisions of this Article Two, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares to which such holder is entitled pursuant to Section 2.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 2.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Anderson Shares that is not registered in the transfer records of Anderson, a New Certificate representing the proper number of Park Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Park Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 2.04(e) hereof.
     (d) Termination of Exchange Fund. Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to Park all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Anderson Shares who have not theretofore complied with this Article Two may look thereafter only to Park for the Park Shares, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional Park Shares to which they are entitled pursuant to this Article Two, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Anderson Shares for any Park Shares, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional Park Shares delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (e) Park Dividends and Distributions. No dividends or other distributions with respect to Park Shares with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Anderson Shares converted in the Merger into the right to receive such Park Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Park Shares such holder had the right to receive upon surrender of the Old Certificates.
     (f) Lost, Stolen or Destroyed Anderson Certificates. If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Park, the posting by such person of a bond in such reasonable amount as Park may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Park Shares to which such person is entitled pursuant to Section 2.01(c)(i) with respect to the Anderson Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares to which such person is entitled pursuant to Section 2.03 and/or the cash to be paid in respect of any dividends or distributions to which such person may be entitled pursuant to Section 2.04(e).
     (g) Tax Withholding. Park is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Anderson Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Regulations, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld by Park, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Anderson Shares in respect of which such deduction and withholding were made by Park.
     2.05 Anti-Dilution Provisions
     In the event Park changes (or establishes a record date for changing) the number of Park Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Shares and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted.
     2.06 Dissenting Anderson Shares
     Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Anderson Share as of the Effective Time seeks relief as a dissenting shareholder under Sections 1115.19 and 1701.85 of the Ohio Revised Code (an “Anderson Dissenting Share”), then such Anderson Dissenting Share shall not be converted into the right to receive the consideration described in Section 2.01 and instead:
     (a) Each such Anderson Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and
     (b) Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Sections 1115.19 and 1701.85 of the Ohio Revised Code, and Park shall be required to deliver only such cash payments to which the Anderson Dissenting Shares are entitled pursuant to Sections 1115.19 and 1701.85 of the Ohio Revised Code; provided, however, that if any such person shall forfeit such right to payment of the fair value under Sections 1115.19 and 1701.85 of the Ohio Revised Code, each such holder’s Anderson Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the consideration for their Anderson Shares, as shall have been designated by each such holder, pursuant and subject to Section 2.01.

     Any Election Form/Letter of Transmittal or Letter of Transmittal submitted by a holder of Anderson Dissenting Shares shall be invalid, unless and until the demand for payment of the fair cash value of the Anderson Shares shall have been or is deemed to have been withdrawn or forfeited.
     Any payments made in respect of Dissenting Shares shall be made by Park.
ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF ANDERSON
     Anderson has delivered to Park and PNB, concurrently with the execution of this Agreement, a disclosure schedule prepared by Anderson (the “Anderson Disclosure Schedule”). Anderson represents and warrants to Park and PNB that each of the following statements is true and accurate:
     3.01 Organization, Qualification and Standing
     (a) Anderson is an Ohio state-chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the required approval of this Agreement by the Anderson shareholders and the obtaining of appropriate approvals of Regulatory Authorities and Governmental Authorities (as defined in Sections 3.15 and 3.16, respectively), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Anderson is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and the applicable regulations thereunder and is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati. The savings accounts and deposits of Anderson are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”). Anderson is not qualified to do business in any jurisdiction other than the State of Ohio, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Anderson. Anderson is regulated by the Ohio Division of Financial Institutions (the “ODFI”) and the FDIC. True and complete copies of the articles of incorporation, code of regulations and other governing instruments of Anderson, in each case as amended to the date of this Agreement, have been delivered to Park and PNB by Anderson in Section 3.01(a) of the Anderson Disclosure Schedule.
     (b) As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries (as defined below), if any, taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs or financial performance of such entity and its Subsidiaries, if any, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that “material adverse effect” shall not be deemed to include the impact of (1) actions and omissions of Park or PNB, on the one hand, or Anderson, on the other, taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (2) the direct effects of compliance with this Agreement on the operating performance or financial condition of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by Park and PNB, and restructuring charges requested by Park and PNB and taken in connection with the Merger; (3) changes after the date of this Agreement in banking and similar laws of general applicability or interpretations thereof by any Regulatory Authority or Governmental Authority (except to the extent that such changes affect Park and its Subsidiaries, on the one hand, or Anderson, on the other hand, in a manner disproportionate to the effect on depository institutions generally); (4) changes after the date of this Agreement affecting depository institutions generally, including changes in general economic conditions or prevailing interest or deposit rates (except to the extent that such changes affect Park and its Subsidiaries, on the one hand, or Anderson, on the other hand, in a manner disproportionate to the effect on depository institutions generally); (5) changes after the date of this Agreement in the United States securities markets in general; or (6) changes or effects directly resulting from and directly attributable to the announcement of this Agreement and the transactions contemplated herein, including (to the extent directly resulting therefrom and directly attributable thereto) the loss of any employees or customers.
     For purposes of this Agreement, “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).
     3.02 Capitalization of Anderson
     (a) The authorized capital stock of Anderson consists solely of 550,000 Anderson Shares, of which 533,550 Anderson Shares were issued and outstanding as of the date of this Agreement and held of record by approximately 162 shareholders. As of the date of this Agreement, no Anderson Shares were held in treasury by Anderson and none were otherwise owned by Anderson. All of the outstanding Anderson Shares have been duly authorized, are validly issued and outstanding, fully paid and non-assessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). All Anderson Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, 16,250 Anderson Shares were reserved for issuance upon the exercise of outstanding Anderson Stock Options granted under the Anderson Stock Option Plan. Anderson has furnished to Park and PNB, as part of Section 3.02(a) of the Anderson Disclosure Schedule, a true, complete and correct copy of the Anderson Stock Option Plan, and a list of all participants in the Anderson Stock Option Plan as of the date of this Agreement, which list identifies the number of Anderson Shares subject to Anderson Stock Options held by each such participant, the exercise price of each such Anderson Stock Option and the dates each such Anderson Stock Option was granted, becomes exercisable and expires. Anderson has furnished to Park and PNB, as part of Section 3.02(a) of the Anderson Disclosure Schedule, a true, complete and correct copy of the Anderson 2006 Plan. As of the date of this Agreement, there are no participants in the Anderson 2006 Plan and there will be no participants, or actions taken to cause any individual to become a participant, in the Anderson 2006 Plan during the period from and including the date of this Agreement until the Effective Time.
     (b) As of the date of this Agreement, except for this Agreement and the Anderson Stock Options, there are no Anderson Shares authorized and reserved for issuance and there are no options, warrants, calls, rights, commitments or agreements of any character to which Anderson is a party or by which it is bound, obligating Anderson to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in Anderson (collectively, “Rights”). As of the date of this Agreement, except pursuant to this Agreement and the Anderson Stock Option Plan, Anderson did not have any commitment to authorize, issue or sell any Anderson Shares or Rights. As of the date of this Agreement, Anderson did not have any commitment to issue or sell, or cause to be issued or sold, any Anderson Shares or Rights pursuant to the Anderson 2006 Plan. As of the date of this Agreement, there are no outstanding contractual obligations of Anderson to repurchase, redeem or otherwise acquire any Anderson Shares.
     (c) Except as disclosed in Section 3.02(c) of the Anderson Disclosure Schedule, since December 31, 2005, Anderson has not (i) issued or permitted to be issued any Anderson Shares, or securities exercisable for or convertible into Anderson Shares, other than upon exercise of the Anderson Stock Options granted prior to the date hereof under the Anderson Stock Option Plan; (ii) repurchased, redeemed or otherwise acquired any Anderson Shares; or (iii) declared, set aside, made or paid to the shareholders of Anderson dividends or other distributions on or in respect of the outstanding Anderson Shares.
     (d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Anderson, and no securities or other instruments or obligations of Anderson, the value of which is in any way based upon or derived from any capital or voting stock of Anderson, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Anderson shareholders may vote.
     3.03 No Subsidiaries
     Anderson has no Subsidiaries and does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than its stock of the FHLB of Cincinnati.
     3.04 Corporate Proceedings
     (a) All corporate proceedings of Anderson necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly taken, except for the approval of this Agreement by the holders of at least a majority of the outstanding Anderson Shares entitled to vote thereon (which is the only required shareholder vote with respect to the Merger) and subject, in the case of the consummation of the Merger, to the delivery and filing of the certificate of merger contemplated by Section 1.02(d) of this Agreement.
     (b) The Board of Directors of Anderson has duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby; (ii) declaring that it is in the best interests of the holders of Anderson Shares that Anderson enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the holders of Anderson Shares; (iv) directing that this Agreement be submitted to a vote at a meeting of the holders of Anderson Shares to be held as promptly as practicable (the “Anderson Meeting”); and (v) recommending that the holders of Anderson Shares adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of execution of this Agreement and which will not be subsequently rescinded, modified or withdrawn in any way prior to the Closing Date, except as permitted by Section 6.06.
     3.05 Authorized and Effective Agreement
     This Agreement has been duly executed and delivered by Anderson and, assuming the due authorization, execution and delivery by Park and PNB, this Agreement constitutes the valid and legally binding obligation of Anderson, enforceable against Anderson in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Anderson has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required approval of this Agreement by the holders of Anderson Shares, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.
     3.06 Financial Statements of Anderson; Accounting Controls
     (a) The audited financial statements of Anderson consisting of balance sheets or statements of condition as of December 31, 2005 and 2004, and the related statements of income or results of operations and changes in shareholders’ equity for the fiscal years ended December 31, 2005, 2004, and 2003, including the accompanying notes and the related reports thereon of Grant Thornton LLP and the unaudited balance sheet or statement of condition as of June 30, 2006 (the “Anderson Balance Sheet Date”) and the related unaudited statements of income or results of operations for the three months and six months ended June 30, 2006, of Anderson (collectively, all of such financial statements are referred to as the “Anderson Financial Statements”), copies of which have been delivered to Park and PNB by Anderson in Section 3.06 of the Anderson Disclosure Schedule, comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial condition of Anderson as of the dates thereof and its results of operations for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Anderson and the absence of full footnotes).
     (b) Anderson has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Anderson Board of Directors, that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such financial statements; (iii) access to the material property and assets of Anderson is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
     3.07 Absence of Undisclosed Liabilities
     Except as set forth in the Anderson Financial Statements or in Section 3.07 of the Anderson Disclosure Schedule and except as arising under this Agreement, Anderson has no debts, liabilities, guarantees or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) as of the date hereof, other than debts, liabilities, guarantees and obligations which, individually or in the aggregate, do not exceed $10,000. Except as set forth in Section 3.07 of the Anderson Disclosure Schedule, all debts, liabilities, guarantees and obligations of Anderson since the Anderson Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.
     3.08 Absence of Changes
     Except (a) as otherwise publicly disclosed in press releases issued by Anderson before the date of this Agreement or (b) as set forth in Section 3.08 of the Anderson Disclosure Schedule, since the Anderson Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of Anderson and, to the knowledge of Anderson, no fact or condition exists which Anderson believes will cause a material adverse change in the future; and (ii) Anderson has not taken or permitted any of the actions described in Section 5.01 of this Agreement. For purposes of this Agreement, an individual will be deemed to have “knowledge” of a particular fact or other matter if:
     (A) such individual is actually aware of such fact or other matter; or
     (B) a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
     A party to this Agreement will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an officer with the title of not less than a senior vice president or a director of such party or of a Subsidiary of such party, has, or at any time had, knowledge of such fact or other matter.
     3.09 Loans
     (a) Each Loan (as defined below) reflected as an asset in the Anderson Financial Statements and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and legally sufficient for the purposes intended thereby, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equitable principles. No obligor under any of such Loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.09 of the Anderson Disclosure Schedule, as of the date of this Agreement, Anderson is not a party to a Loan with any director, executive officer or holder of 5% or more of the outstanding Anderson Shares, or any person, corporation or enterprise controlling, controlled by or under common control with Anderson. All Loans that have been made by Anderson and that are subject to Part 349 of the rules and regulations promulgated by the FDIC, comply therewith. All Loans that have been made by Anderson comply in all material respects with applicable regulatory limitations and procedures.
     (b) For purposes of this Agreement, “Loans” means loans, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.
     3.10 Allowance for Loan Losses
     Except as set forth in Section 3.10 of the Anderson Disclosure Schedule, as of the last business day of the month prior to the date of this Agreement, there is no Loan which was made by Anderson and which is reflected as an asset of Anderson on the Anderson Financial Statements that (a)(i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss” or (iii) has been designated by management of Anderson as “special mention,” and (b) the default by the borrower under which would reasonably be expected to have a material adverse effect on Anderson. The allowance for loan losses reflected on the Anderson Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to Anderson and was as of the respective date thereof adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans net of recoveries.
     3.11 Reports and Records
     To the knowledge of Anderson, Anderson has filed all reports and maintained all books and records required to be filed or maintained by it under the rules and regulations of the ODFI, the FHLB of Cincinnati and the FDIC. The books and records of Anderson have been fully, properly and accurately maintained in all material respects and have been maintained in accordance with sound business practices, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein. All such documents and reports complied in all material respects with applicable requirements of laws, rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     3.12 Taxes
     (a) Except as set forth in Section 3.12 of the Anderson Disclosure Schedule, Anderson has timely filed all Tax Returns (as defined below) required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Anderson has paid and discharged all Taxes (as defined below) due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Anderson Financial Statements or have arisen in the ordinary course of business since the Anderson Balance Sheet Date. Except as set forth in Section 3.12 of the Anderson Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Anderson, is threatening to assert against Anderson any deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Anderson and, to the knowledge of Anderson, no such audit or proceeding is threatened. There are no unexpired waivers by Anderson of any statute of limitations with respect to Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the Anderson Financial Statements are adequate for the periods covered. Anderson has withheld or collected and paid over to the appropriate Governmental Authorities or is properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Anderson, other than liens for current Taxes not yet due and payable. Anderson has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Anderson has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code. Anderson has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Anderson has no liability for the Taxes of any other person or entity under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. As of the date hereof, Anderson has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. At the Effective Time and pursuant to the Merger, the Surviving Association will acquire and succeed to at least 70% of the gross value of the assets held by Anderson immediately prior to the Merger and to at least 90% of the net value of the assets held by Anderson immediately prior to the Merger. For purposes of the preceding sentence, amounts paid by Anderson to holders of Anderson Dissenting Shares, amounts paid by Anderson to holders of Anderson Shares who receive cash or other property, Anderson assets used to pay its reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by Anderson immediately preceding the Merger, and assets disposed of by Anderson in contemplation of the Merger are included as assets of Anderson held immediately prior to the Merger.
     (b) For purposes of this Agreement, (i) “Tax” or “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (B) any transferee liability in respect of any items described in clause (A) above, and (ii) “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
     3.13 Property and Title
     Section 3.13 of the Anderson Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Anderson and used in the business of Anderson (collectively, the “Anderson Real Properties”). The Anderson Real Properties constitute all of the real property and interests in real property used in the business of Anderson. True and complete copies of all leases of real property to which Anderson is a party have been provided to Park and PNB in Section 3.13 of the Anderson Disclosure Schedule. Such leasehold interests have not been assigned or subleased. Anderson has good and (as to real property) marketable title, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or like interest of any nature whatsoever (individually, a “Lien” and collectively, “Liens”) to all of the properties and assets, real and personal, reflected on the Anderson Financial Statements as being owned by Anderson as of December 31, 2005 or acquired after such date, except (a) statutory Liens for amounts not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary and usual course of banking business, (c) with regard to real property only, such easements, covenants, conditions and restrictions of public record, if any, as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) dispositions and encumbrances in the ordinary course of business, and (e) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Anderson, as lessee, leases real or personal property (except for leases that have expired by their terms or that Anderson has agreed to terminate) are listed and described in Section 3.13 of the Anderson Disclosure Schedule and are valid leases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equitable principles) without default thereunder by Anderson or, to Anderson’s knowledge, the lessor. To Anderson’s knowledge, the physical condition, occupancy and operation of all real property owned and leased by Anderson is in compliance with all applicable governmental or regulatory laws, statutes, ordinances, codes, regulations or resolutions, and Anderson has not received any notice from any Regulatory Authority or any Governmental Authority (as defined in Sections 3.15 and 3.16, respectively) alleging any violation of any such laws, statutes, ordinances, codes, regulations or resolutions.
     All of the assets of Anderson are in good operating condition, except for normal maintenance and routine repairs, and are adequate to continue to conduct the business of Anderson as such business is presently being conducted.
     3.14 Legal Proceedings
     Except as set forth in Section 3.14 of the Anderson Disclosure Schedule, there are no actions, suits, investigations, audits or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Anderson, threatened against or affecting Anderson, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority (as defined in Section 3.16) or arbitration panel outstanding against Anderson.
     3.15 Regulatory Matters
     Neither Anderson nor any of its properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the ODIF, the FHLB of Cincinnati, the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency, the SEC or the Ohio Division of Securities) (collectively, the “Regulatory Authorities”). Except as set forth in Schedule 3.15 of the Anderson Disclosure Schedule, Anderson has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding or similar arrangement, commitment letter, supervisory letter or similar submission nor to Anderson’s knowledge, has any Regulatory Authority commenced an investigation in connection therewith.
     3.16 No Conflict
     Except as set forth in Section 3.16 of the Anderson Disclosure Schedule, subject to the satisfaction of the requirements referred to in Section 3.22, the required approval of this Agreement by the shareholders of Anderson, receipt of the required approvals of Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Anderson do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Anderson or any of its properties; (ii) the articles of incorporation, code of regulations or other governing instruments of Anderson, (iii) any agreement, indenture or instrument or any governmental permit or license to which Anderson is a party or by which Anderson or any of its property or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any Governmental Authority applicable to Anderson; or (b) require any consent or approval under any such law, regulation, ordinance, order, rule, administrative ruling, judgment, writ, injunction, decree, agreement, indenture or instrument, or governmental permit or license.
     3.17 Brokers, Finders and Others
     Except for the fees paid or payable to Professional Bank Services, Incorporated, and its wholly owned subsidiary, Investment Bank Services, Inc. (“Anderson’s Financial Advisors”), Frost Brown Todd LLC and Wallace Boggs Colvin Rouse Bushelman PLLC, which fees shall be paid in full by Anderson prior to the Effective Time, there are no fees or commissions of any sort whatsoever claimed by, or payable by Anderson to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.
     3.18 Labor Matters
     Anderson is not a party to, bound by or negotiating, any collective bargaining agreement, contract or other understanding with a labor union or labor organization, nor is Anderson the subject of a proceeding asserting that Anderson has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Anderson to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Anderson pending or, to Anderson’s knowledge, threatened, nor is Anderson aware of any activity involving its employees seeking to certify a collective bargaining unit or engage in other organizational practice, terms and conditions of employment and wages and hours activity. Anderson is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
     3.19 Employee Benefit Plans
     (a) Section 3.19(a) of the Anderson Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last five years), by Anderson and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Anderson participates or to which any such Employees, Consultants, Officers or Directors are parties (collectively, the “Compensation and Benefit Plans”), in each case with respect to services performed for

Anderson. Anderson has no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a letter has been issued to the prototype document on which the plan is maintained, or opinion letter, as applicable, from the IRS, and Anderson is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Anderson, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Anderson has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Anderson to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. Anderson has made a timely top-hat filing under Title I of ERISA with respect to all nonqualified deferred compensation arrangements to which it is a party.
     (c) None of the Compensation and Benefit Plans are subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Anderson with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Anderson, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Anderson under Section 4001(a)(14) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate Plan”). No ERISA Affiliate Plan is subject to Title IV of ERISA. Neither Anderson nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. To the knowledge of Anderson, there is no pending investigation or enforcement action by the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
     (d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on the Anderson Financial Statements as of June 30, 2006. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.
     (e) Except as disclosed in Section 3.19(e) of the Anderson Disclosure Schedule, Anderson has no obligations to provide retiree health or retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Anderson that would reasonably be expected to promise or guarantee such Employees retiree health or retiree life insurance or other retiree death benefits on a permanent basis.
     (f) Anderson does not maintain any Compensation and Benefit Plans covering foreign Employees.
     (g) With respect to each Compensation and Benefit Plan, if applicable, Anderson has provided or made available to Park, true and complete copies of existing: (i) Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Form 5500s filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) all top hat notices filed with the Department of Labor; (vii) most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code Section 401(a); (viii) any Form 5310 or Form 5300 filed with the IRS; and (ix) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).
     (h) Except as disclosed in Section 3.19(h) of the Anderson Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.
     (i) Anderson does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Regulations issued thereunder.
     (j) Except as disclosed on Section 3.19(j) of the Anderson Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Anderson, Park or the Surviving Association, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Anderson regardless of whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (k) Section 3.19(k) of the Anderson Disclosure Schedule identifies each Compensation and Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq. (collectively, “409A”) (each such plan, a “NQDC Plan”). Each NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.
     3.20 Compliance with Laws
     Except as disclosed in Section 3.20 of the Anderson Disclosure Schedule, Anderson:
     (a) has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the USA Patriot Act of 2001 (the “Patriot Act”), the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices.
     (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its property and assets and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; to Anderson’s knowledge, no suspension or cancellation of any of them has been threatened or would reasonably be expected to occur; and all such filings, applications and registrations are current;
     (c) has received no written notification or written communication from any Governmental Authority or Regulatory Authority, (i) asserting that Anderson is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist); or (iii) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);
     (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Anderson or any of its Officers, Directors or Employees; and
     (e) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.
     3.21 Insurance
     (a) Section 3.21 of the Anderson Disclosure Schedule sets forth a list of all of the insurance policies, binders or bonds maintained by Anderson and a description of all claims filed by Anderson against the insurers of Anderson since January 1, 2003. Anderson is insured with reputable insurers against such risks and in such amounts as the management of Anderson reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Anderson is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.
     (b) The savings accounts and deposits of Anderson are insured up to applicable limits by the FDIC in accordance with the FDIA, and Anderson has paid all assessments and filed all reports required by the FDIA.
     3.22 Governmental and Third-Party Proceedings
     Except as set forth in Section 3.22 of the Anderson Disclosure Schedule, no consent or approval of, or registration, declaration or filing with, any Governmental Authority or Regulatory Authority or with any other third party is required to be made or obtained by Anderson in connection with the execution, delivery or performance by Anderson of this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for: (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities; (b) filings with the SEC and state securities authorities; (c) the filing of the appropriate certificate of merger with the Ohio Secretary of State pursuant to Titles 11 and 17 of the Ohio Revised Code. As of the date hereof, Anderson is not aware of any reason why the approvals set forth in Section 7.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.03(b).
     3.23 Contracts
     Section 3.23 of the Anderson Disclosure Schedule sets forth a true and complete list of all contracts, agreements, commitments, arrangements or other instruments in existence as of the date of this Agreement (other than those which have been performed completely and those related to Loans made by Anderson, deposits in Anderson, investment securities held by Anderson, borrowings by Anderson or contracts listed or referenced elsewhere in the Anderson Disclosure Schedule): (a) which involve the payment by or to Anderson of more than $10,000 in connection with the purchase of property or goods or the performance of services; or (b) which are not in the ordinary course of Anderson’s business; or (c) which restrict or limit in any way the conduct of business by Anderson (including, without limitation, a non-compete or similar provision). True, complete and correct copies of all such contracts, agreements, commitments, arrangements and instruments have been delivered to Park and PNB. Neither Anderson nor, to the knowledge of Anderson, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
     3.24 Environmental Matters
     (a) Except as otherwise disclosed in Section 3.24 of the Anderson Disclosure Schedule, to Anderson’s knowledge, neither the conduct nor operation of Anderson nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, violates or violated Environmental Laws and to Anderson’s knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time or both, is reasonably likely to result in any liability under Environmental Laws. Anderson has not used or stored any Hazardous Material in, on or at any property presently owned, leased or operated by it or, to Anderson’s knowledge, any property previously owned, leased or operated by it, in violation of any Environmental Law. To Anderson’s knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Anderson. No underground storage tanks are present or, to Anderson’s knowledge, have ever been present at any property presently owned or leased by Anderson. No property presently owned by Anderson or, to Anderson’s knowledge, on which it holds a Lien is subject to any Lien or encumbrance arising under Environmental Law. To Anderson’s knowledge, Anderson has not received any notice from any person that Anderson or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, without limitation, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous, dangerous or toxic wastes, substances or materials at, on, beneath or originating from any such property. To Anderson’s knowledge, Anderson is not the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to any violations of, or liability under, any Environmental Law. To Anderson’s knowledge, Anderson has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by it and has generated and maintained all required records and data under all applicable Environmental Laws.
     (b) For purposes of this Agreement, “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.
     (c) For purposes of this Agreement, “Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, as amended through the date hereof, or regulations promulgated thereunder, (ii) any “hazardous waste” as defined by RCRA, as amended through the date hereof or regulations promulgated thereunder, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.
     3.25 Takeover Laws
     Anderson has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (a) the requirements of any “moratorium”,

“control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover law or regulation of the State of Ohio (collectively, “Takeover Laws”) applicable to it and (b) any other applicable provision of the articles of incorporation, code of regulations and other governing instruments of Anderson.
     3.26 Risk Management Instruments
     Anderson does not have any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, whether entered into for Anderson’s own account or for the account of any of its customers.
     3.27 Repurchase Agreements
     With respect to all agreements pursuant to which Anderson has purchased securities subject to an agreement to resell, if any, Anderson has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
     3.28 Investment Securities
     Anderson has good title to all securities held by it (except securities sold under repurchase agreement, if any, or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure the obligations of Anderson or as collateral for public funds. Such securities are valued on the books of Anderson in accordance with GAAP.
     3.29 Off Balance Sheet Transactions.
     Section 3.29 of the Anderson Disclosure Schedule sets forth a true and complete list of all affiliated Anderson entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Anderson or any Officer or Director of Anderson has an economic or management interest and with which Anderson conducts business. Section 3.29 of the Anderson Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements and other relationships between or among any such Anderson affiliated entity, Anderson and any Officer or Director of Anderson that are not reflected in the financial statements of Anderson (each, an “Anderson Off Balance Sheet Transaction”), along with the following information with respect to each such Anderson Off Balance Sheet Transaction: (a) the business purpose, activities, and economic substance; (b) the key terms and conditions; (c) the potential risk to Anderson; (d) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that would require Anderson to fund any obligations under any such transaction; and (e) any other information that could have a material adverse effect on Anderson.

     3.30 Fiduciary Responsibilities
     During the applicable statute of limitations period, (a) Anderson has properly administered all accounts (if any) for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (b) neither Anderson nor any Director, Officer or Employee of Anderson acting on behalf of Anderson has committed any breach of trust with respect to any such fiduciary or agency account and the accountings of each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. Anderson has not acted as an investor advisor. To the knowledge of Anderson, there is no investigation or inquiry by any Regulatory Authority pending or threatened against or affecting Anderson relating to the compliance by Anderson with sound fiduciary principles and applicable regulations.
     3.31 Intellectual Property
     (a) Except as set forth in Section 3.31(a) of the Anderson Disclosure Schedule, (i) Anderson owns, or has all rights necessary to use (in each case, free and clear of any Liens, obligations for royalties or transfer restrictions, except for licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) with respect to each item of Intellectual Property owned or used by Anderson immediately prior to the Effective Time: (A) such item is not, to Anderson’s knowledge, subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which Anderson is a party; (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which Anderson is a party or of which Anderson has knowledge is pending, or, to the knowledge of Anderson, is threatened, claimed or asserted which challenges the legality, validity, enforceability, use or ownership of such item; and (C) Anderson has not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item, excluding agreements to indemnify under licenses for commonly available software and pertaining to licenses to use interfaces or data that are contained in services agreements; and (iii) to Anderson’s knowledge, no Intellectual Property owned by Anderson is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property and no person is challenging, infringing or otherwise violating Anderson’s rights in such Intellectual Property.
     (b) To the extent that any Intellectual Property is held by Anderson pursuant to any license, sublicense, agreement or permission (excluding licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements): (i) such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; and (ii) to Anderson’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.
     (c) With respect to all Intellectual Property of Anderson which constitutes trade secrets, Anderson has taken all reasonable security precautions to prevent disclosure or misuse.

     (d) To Anderson’s knowledge, Anderson has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties, and none of the Directors, Officers or Employees of Anderson has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including without limitation any claim that Anderson must license or refrain from using any Intellectual Property right of any party).
     (e) Anderson has not granted any material license or other permission to any third party to use any of its Intellectual Property.
     (f) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, trade dress, logos or insignia, domain names or other source or business identifiers, including the goodwill associated with any of the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries that may be patentable, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrightable works; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
     3.32 Anderson Books and Records
     The books and records of Anderson have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practice, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.
     3.33 CRA Compliance
     Except as set forth in Section 3.33 of the Anderson Disclosure Schedule, Anderson has not received any notice of non-compliance with the applicable provisions of CRA and the regulations promulgated thereunder, and Anderson has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Anderson does not know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Anderson to receive any notice of non-compliance with such provisions or cause the CRA rating of Anderson to fall below satisfactory.
     3.34 Ownership of Park Shares
     As of the date hereof, neither Anderson nor, to the knowledge of Anderson, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, any Park Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Park Shares.

     3.35 Fairness Opinion
     The board of directors of Anderson has received the opinion of Anderson’s Financial Advisor dated the date of this Agreement to the effect that the consideration to be received by the Anderson shareholders in the Merger is fair, from a financial point of view, to the Anderson shareholders.
     3.36 Disclosure
     The representations and warranties contained in this Article Three do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Article Three, in light of the circumstances under which they were made, not misleading.
     3.37 Related Party Transactions
     (a) Except as set forth in Section 3.37 of the Anderson Disclosure Schedule, Anderson has not entered any transactions with a Related Person (as defined below).
     (b) For purposes of this Agreement, “Related Person” means any person (or family member of any person) (i) that, directly or indirectly, controls, or is under common control with Anderson or any of its Affiliates (as defined below), (ii) that serves as a director, officer, employee, partner, member, executor or trustee of Anderson or any of its Affiliates (or in any other similar capacity), (iii) that has, or is a member of a group having, direct or indirect benefit ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power or equity securities or other equity interests representing at least 5% of the outstanding equity interests (a “Material Interest”) in Anderson or any of its Affiliates or (iv) in which any person (or family member of such person) that falls under clause (i), (ii) or (iii) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any similar capacity).
     (c) For purposes of this Agreement, “Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person.
     3.38 Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information
     Anderson is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Anderson to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. Anderson is not aware of any facts or circumstances that would cause Anderson to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Anderson to undertake any material remedial action. The Board of Directors of Anderson has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Anderson has complied in all material respects with any requirements to fill reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF PARK
     Park hereby represents and warrants to Anderson that each of the following statements is true and accurate:
     4.01 Organization, Qualification and Standing
     (a) Park is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”). Park is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Park is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park. Park has made available to Anderson true and complete copies of Park’s articles of incorporation and code of regulations as amended to the date of this Agreement.
     (b) PNB is a national banking association, is a member of the FHLB of Cincinnati and is subject to regulation by the Office of the Comptroller of the Currency. PNB is duly organized, validly existing and in good standing under the laws of the United States and has full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

     4.02 Corporate Proceedings
     All corporate proceedings of Park and PNB necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken, subject, in the case of the consummation of the Merger, to the delivery and filing of the certificate of merger contemplated by Section 1.02(d) of this Agreement. No approval on the part of Park’s shareholders is required to be obtained in connection with the consummation of the transactions contemplated hereby.
     4.03 Park Shares
     (a) As of the date of this Agreement, the authorized capital stock of Park consists solely of 20,000,000 Park Shares, of which 13,845,494 Park Shares were issued and outstanding and 1,426,764 Park Shares are held in treasury by Park. The outstanding Park Shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any shareholders of Park.
     (b) The Park Shares to be issued in exchange for Anderson Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Park Shares to enable Park to issue in the Merger the portion of the Merger Consideration consisting of Park Shares.
     4.04 Authorized and Effective Agreement
     This Agreement has been duly executed and delivered by Park and PNB and, assuming the due authorization, execution and delivery by Anderson, constitutes the valid and legally binding obligation of each of Park and PNB, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Each of Park and PNB has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)) to perform their obligations under this Agreement.
     4.05 No Conflict
     Subject to satisfaction of the requirements referred to in Section 4.09, the receipt of the required approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Park and PNB do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, or give rise to any material Lien, any acceleration of remedies or any right of termination under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Park or PNB or any of their respective properties; (ii) the articles of incorporation or code of regulations of Park; (iii) the articles of association or by-laws of PNB; (iv) any material agreement, indenture or instrument or any material government permit or license to which Park or PNB is a party or by which either of them or any of their respective properties or assets may be bound; or (v) any material order, judgment, writ, injunction or decree of any court, arbitration panel of any Governmental Authority applicable to Park or PNB; or (b) require any consent or approval under any such law, regulation, ordinance, order, rule, administrative ruling, judgment, writ, injunction, decree, agreement, indenture or instrument or governmental permit or license, except for such consents and approvals the failure of which to be obtained would not reasonably be expected to have a material effect on Park or PNB.
     4.06 SEC Documents
     Park’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by Park with the SEC subsequent to December 31, 2005 under the Securities Act or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed with the SEC as of the date filed (or if amended or superceded by a filing prior to the date of this Agreement then on the date of such amended or superceded filing) (collectively, “Park SEC Documents”), (a) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.07 Financial Statements of Park
     The consolidated financial statements of Park (including the related notes) contained in or incorporated by reference into any of the Park SEC Documents (the “Park Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Park and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods to which they relate (subject, in the case of unaudited consolidated financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Park and the absence of full footnotes).

     4.08 Brokers, Finders and Others
     There are no fees or commissions of any sort whatsoever claimed by, or payable by Park or PNB to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.
     4.09 Governmental and Third-Party Proceedings
     No consent or approval of, or registration, declaration or filing with, any Governmental Authority or Regulatory Authority or with any other third party is required to be made or obtained by Park or PNB in connection with the execution, delivery or performance by Park or PNB of this Agreement or the consummation by Park or PNB of the transactions contemplated hereby, except for: (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities; (b) the filing of the appropriate certificate of merger with the Ohio Secretary of State pursuant to Section 1115.11 and Section 1701.81 of the Ohio Revised Code; (c) the filing with the SEC and declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)) and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (d) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Park Shares in the Merger; (e) any filings required under the rules and regulations of AMEX, including the filing and approval of a listing application in respect of the Park Shares to be issued in the Merger; and (f) such other consents, approvals, filings or registrations, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park. As of the date hereof, Park and PNB are not aware of any reason why the approvals set forth in Section 7.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.03(b).
     4.10 Legal Proceedings
     There are no actions, suits, investigations, audits or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Park, threatened against Park or any of its Subsidiaries which, if adversely determined against Park or the relevant Subsidiary of Park, would have a material adverse effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the recession thereof. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitration panel outstanding against Park or any of its Subsidiaries which is reasonably expected to have a material adverse effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the rescission thereof.

     4.11 Compliance with Laws
     Each of Park and its Subsidiaries:
     (a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Park;
     (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its property and assets and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Park; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing; and
     (c) has received, since December 31, 2005, no written notification or written communication from any Governmental Authority or Regulatory Authority, (i) asserting that Park or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication (nor, to Park’s knowledge, do grounds for any of the foregoing exist); or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);
     (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Park, any of its Subsidiaries or any officer, director or employee thereof; and
     (e) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

     4.12 Regulatory Matters
     Neither Park nor any of its Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, and none of Park or any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to Park’s knowledge, has any Regulatory Authority commenced an investigation in connection therewith.
     4.13 Taxes
     Park and its Subsidiaries have timely filed all Tax Returns required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Park and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Park Financial Statements or have arisen in the ordinary course of business since June 30, 2006 or Taxes the nonpayment of which would not have a material adverse effect on Park. Neither the IRS nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Park, is threatening to assert against Park or any of its Subsidiaries any material deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Park or any of its Subsidiaries and, to the knowledge of Park, no such audit or proceeding is threatened. There are no unexpired waivers by Park or any of its Subsidiaries of any statute of limitations with respect to Taxes, and neither Park nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. The accruals and reserves for Taxes reflected in the Park Financial Statements are adequate in all material respects for the periods covered. Park and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Park or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Park nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Park nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Park nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Park is or was the common parent corporation. Neither Park nor any of its Subsidiaries has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. As of the date hereof, neither Park nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.14 Disclosure
     The representations and warranties contained in this Article Four do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article Four, in light of the circumstances under which they were made, not misleading.
     4.15 Allowance for Loan Losses
     The allowance for loan losses reflected on the Park Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably incurred losses on outstanding Loans, net of recoveries.
     4.16 Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information
     Park is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Park or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. Park is not aware of any facts or circumstances that would cause Park to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Park or any of its Subsidiaries to undertake any material remedial action. The Park Board of Directors (or, where appropriate, the board of directors of any of Park’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Park (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
     4.17 Books and Records
     The books and records of Park and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

     4.18 Absence of Undisclosed Liabilities
     Neither Park nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that is material to Park on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Park on a consolidated basis, except (a) as disclosed in the Park Financial Statements or (b) would not be required to be publicly disclosed by Park pursuant to the Exchange Act and the rules and regulations promulgated thereunder.
     4.19 Absence of Changes
     Except as otherwise publicly disclosed in press releases issued by Park before the date of this Agreement, since June 30, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of Park and, to the knowledge of Park, no fact or condition exists that Park believes will cause such a material adverse change before the Closing.
     4.20 Employee Benefit Plans
     (a) “PNB Compensation and Benefit Plans,” collectively, means all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last five years), by Park or PNB and in which any employee or former employee (the “PNB Employees”) of PNB participates or to which any such PNB Employees are parties.
     (b) Each PNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each PNB Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such PNB Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) or opinion letter, as applicable, from the IRS, and neither PNB nor Park is aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Park and PNB, threatened, legal action, suit or claim relating to the PNB Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Park nor PNB has engaged in a transaction, or omitted to take any action, with respect to any PNB Compensation and Benefit Plan that would reasonably be expected to subject Park or PNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. Park or PNB, as appropriate, has made a timely top-hat filing under Title I of ERISA with respect to all nonqualified deferred compensation arrangements to which any PNB Employee is a party.
     (c) All contributions required to be made under the terms of any PNB Compensation and Benefit Plan have been timely made in cash or have been reflected on the Park consolidated financial statements as of June 30, 2006. No Pension Plan of Park or PNB has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.
     (d) Neither Park nor PNB maintains any PNB Compensation and Benefit Plans covering foreign Employees.
     (e) Each PNB Compensation and Benefit Plan that is or has ever been a NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.
     4.21 Financial Capacity
     At the date hereof and on the Closing Date, (i) Park has, and will have readily available to it in connection with the Merger an amount of cash equal to the Cash Consideration and (ii) Park and PNB are and will be “well-capitalized” under applicable regulatory definitions, and PNB’s examination rating under the CRA is and will be “satisfactory” or better.
ARTICLE FIVE
ACTIONS PENDING MERGER
     5.01 Forbearances of Anderson
     (a) From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement and except for renewals of loans existing on the date hereof in the ordinary and usual course of Anderson’s business and consistent with past practice and in compliance with all applicable laws, rules and regulations, without the prior written consent of Park, which consent shall not be unreasonably withheld and shall be delivered by Park within two (2) business days following receipt by Park of any written request for such consent, Anderson shall not:
(i)	Ordinary Course. Conduct the business of Anderson other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Anderson’s ability to perform any of its obligations under this Agreement, or prevent or materially delay the consummation of transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable laws, rules, regulations or policies imposed by any Governmental Authority or Regulatory Authority.

(ii)	Capital Stock. Other than pursuant to Anderson Stock Options outstanding as of the date of this Agreement, (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Anderson Shares or any Rights, including, without limitation, under the Anderson Stock Option Plan or under the Anderson 2006 Plan, (B) enter into any agreement with respect to the foregoing, or (C) permit any additional Anderson Shares to become subject to new grants of stock options, other Rights or similar stock-based employee rights, including, without limitation, under the Anderson Stock Option Plan or under the Anderson 2006 Plan, (D) effect any recapitalization, reclassification, stock split or like change in capitalization or (E) enter into, or take any action to cause any holders of Anderson Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Anderson Shares to vote any Anderson Shares, or cooperate in the formation of any voting trust or similar arrangement relating to such Anderson Shares.

(iii)	Compensation; Employment Agreements; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any Director, Officer, Employee or Consultant of Anderson, hire or retain any full-time employee or consultant, other than as replacements for positions then existing, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (A) for normal individual increases in compensation to Employees in the ordinary and usual course of business consistent with past practice, (B) for other changes that are required by applicable law, and (C) to satisfy contractual obligations existing as of the date hereof which have previously been disclosed to Park.

(iv)	Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof which have previously been disclosed to Park, or (C) the regular annual renewal of insurance contracts), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer, Employee or Consultant of Anderson (or any dependent or beneficiary of any of the foregoing persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement. Pursuant to this Agreement, and with Park’s and PNB’s consent given herein, Anderson will accelerate prior to the Closing Date the vesting of Anderson Stock Options outstanding as of the date of this Agreement pursuant to the Anderson Stock Option Plan.

(v)	Dispositions. Sell, transfer, mortgage, pledge or subject to any Lien or otherwise encumber or otherwise dispose of any of its assets, tangible or intangible, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(vi)	Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(vii)	Governing Instruments. Amend or propose to amend the articles of incorporation, code of regulations or other governing instruments of Anderson.

(viii)	Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(ix)	Contracts. Except in the ordinary and usual course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, enter into or terminate any contract which would be required to be disclosed pursuant to Section 3.23, amend or modify in any material respect any of its existing contracts, or enter into any new contract that would be required to be disclosed pursuant to the standards set forth in Section 3.23.

(x)	Claims. Except in the ordinary and usual course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, settle any claim, action or proceeding which, individually or in the aggregate for all such settlements, is material to Anderson.

(xi)	Adverse Actions. Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in

Article Seven not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law, rule or regulation or Governmental Authority or Regulatory Authority.

(xii)	Risk Management. Except pursuant to applicable law, rule or regulation or Governmental Authority or Regulatory Authority, (A) implement or adopt any material change in its credit risk and interest rate risk management and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(xiii)	Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice.

(xiv)	Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $250,000 in the aggregate for any related items or projects.

(xv)	New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs.

(xvi)	Taxes. (A) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Effective Time; provided, however, that Park shall have a reasonable opportunity, beginning at least fifteen days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to the U.S. Federal income tax, or Ohio State franchise or commercial activity tax, (B) fail to pay any Tax shown, or required to be shown, on any such Tax Return, or (C) make, change or revoke any election in respect of Taxes, change an annual accounting period, consent to any waiver or extension of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement, settle any claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes or file any amended Tax Return.

(xvii)	Maintenance of Properties and Facilities. Fail to use its commercially reasonable efforts to maintain and keep its properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(xviii)	Perform Obligations. Fail to perform all of its obligations under all contracts.

(xix)	Maintain Insurance Coverage. Fail to maintain insurance coverage with reputable insurers, which in respect of insurers, amounts, premiums, types and risks insured, were maintained by it at June 30, 2006, and upon the renewal or termination of such insurance, fail to use its commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, which in respect of the amounts, premiums, types and risks insured, were maintained by it at June 30, 2006.

(xx)	Lending. Establish any new lending programs or make any changes in its policies concerning which persons may approve loans or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000; provided, however, that Park shall indemnify Anderson for all losses, expenses, costs and damages that Anderson shall incur as the direct and sole result of the failure of Park to consent to the origination or issuance of a commitment to originate any such loan in excess of $500,000 if such losses, expenses, costs and damages directly arise from or are directly related to the claims of the customer whose loan was not originated solely as a result of the failure of Park to consent to such origination or commitment to originate any such loan; and provided, further, that if Park fails to respond to Anderson’s written request for approval within two (2) business days after receipt by Park of such written request, such loan shall be deemed approved by Park.

(xxi)	Interest Rate Swaps and Derivatives. Enter into any interest rate swaps or derivatives or hedge contracts.

(xxii)	Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and consistent with past practices in relation to rates prevailing in the relevant market.

(xxiii)	Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of Hazardous Material.

(xxiv)	Deposit Liabilities. Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary and usual course of business.

(xxv)	Employment Relationships. Other than with respect to employment agreements previously disclosed to Park, take any action nor omit to take any action which would terminate or enable any employee or consultant of Anderson to terminate such employee’s employment or employment agreement (or such consultant’s relationship) without cause and continue thereafter to receive compensation.

(xxvi)	Borrowings. Except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, borrowings on an overnight or daily basis, and deposit taking in the ordinary and usual course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others.

(xxvii)	Related Party Transactions. Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with, any Related Person.

(xxviii)	Commitments. Agree or commit to do any of the foregoing items in this Section 5.01.
     (b) Dividends, Etc. From the date of this Agreement until the Effective Time, Anderson shall not: (i) make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock; (ii) otherwise declare or make any distribution on any shares of its capital stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
     5.02 Forbearances of Park
     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Anderson, which consent shall not be unreasonably withheld and shall be delivered by Anderson within two (2) business days following receipt by Anderson of any written request for such consent, Park will not, and will cause each of its Subsidiaries not to:
     (a) Ordinary Course. Voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon the ability of Park or PNB to perform any of its material obligations under this Agreement;
     (b) Extraordinary Dividend. Declare, set aside, make or pay any extraordinary or special dividends on Park Shares or make any other extraordinary or special distributions in respect of any of its capital stock other than dividends from any Subsidiary to its parent;
     (c) Governing Instruments. Amend the articles of incorporation or code of regulations of Park, the articles of association or by-laws of PNB, or the articles of incorporation, code of regulations or similar governing instruments of any of the Park Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of Anderson Shares or to the employees of Anderson;
     (d) Adverse Actions. Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the

Effective Time, (ii) any of the conditions to the Merger set forth in Article Seven not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or Governmental Authority or Regulatory Authority; or
     (e) Commitments. Agree or commit to do any of the foregoing items in this Section 5.02.
ARTICLE SIX
COVENANTS
     6.01 Reasonable Best Efforts
     Subject to the terms and conditions of this Agreement, each of Anderson, on the one hand, and Park and PNB, on the other, agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     6.02 Shareholder Approval
     Anderson agrees to take, in accordance with all applicable laws, rules and regulations and Anderson’s articles of incorporation and code of regulations, all action necessary to convene and hold the Anderson Meeting for holders of Anderson Shares to consider and vote upon the approval of this Agreement and any other matters required to be approved or adopted by holders of Anderson Shares for consummation of the Merger, as promptly as practicable after the Registration Statement (as defined in Section 6.03(a)) is declared effective and in any event not later than 45 days after the effectiveness of the Registration Statement. The Anderson Board of Directors shall recommend that Anderson’s shareholders approve this Agreement at the Anderson Meeting (the “Anderson Recommendation”) unless the Anderson Board of Directors, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonably be expected to constitute, a breach of its applicable fiduciary duties. Without limiting the generality of the foregoing, Anderson agrees that its obligations to hold the Anderson Meeting pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to Anderson or any other person of an Acquisition Proposal (as defined in Section 6.06(b)).
     6.03 Registration Statement
     (a) Preparation and Filing. Park agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”) to be filed by Park with the SEC in connection with the issuance of Park Shares in the Merger (including the proxy statement and other proxy solicitation materials of Anderson constituting a part thereof (the “Proxy Statement”) and all related documents). Anderson agrees to cooperate with Park, its legal counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that Anderson has cooperated as required above, Park agrees to file the Registration Statement, which will include the Proxy Statement and a prospectus in respect of the Park Shares to be issued in the Merger (together, the “Proxy Statement/Prospectus”) with the SEC as promptly as reasonably practicable. Park and Anderson shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of AMEX. Each of Anderson and Park agrees to use all commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Anderson agrees to promptly furnish to Park all information concerning Anderson and Anderson’s officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Each of Park and Anderson shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Park and Anderson, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC without receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.
     (b) Information Supplied. Each of Anderson and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Anderson shareholders and at the time of the Anderson Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of Anderson and Park further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.
     (c) Notice of Effectiveness and Changes. Park agrees to advise Anderson, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04 Press Releases
     Each of Anderson, on the one hand, and Park and PNB, on the other, agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except to the extent that such press release or written statement may be required by applicable law, rule or regulation, or AMEX rules to be made before such consent can be obtained.
     6.05 Access; Confidentiality
     (a) Each party agrees that upon reasonable notice and subject to applicable laws, rules and regulations relating to the exchange of information, it shall afford the other party and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time, or to the termination of this Agreement, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), and to such other information as the other party may reasonably request and, during such period,
(i)	Anderson shall furnish promptly to Park all information concerning the business, properties and personnel of Anderson as Park may reasonably request;

(ii)	Anderson shall furnish promptly to Park a copy of each material report, schedule and other document filed by Anderson pursuant to any federal or state securities or banking laws;

(iii)	Park and PNB shall furnish promptly to Anderson all information concerning the business and properties of Park and PNB as Anderson may reasonably request; and

(iv)	Park and PNB shall furnish promptly to Anderson a copy of each material report, schedule and other document filed by Park or PNB pursuant to federal or state securities or banking laws.
No party shall be required to provide access to another party or to disclose information where such access or disclosure would violate or prejudice the rights of a party’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) Use of Information; Confidentiality. Each of Park and PNB, on the one hand, and Anderson, on the other, agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03(a) hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Anderson, on the one hand, and Park and PNB, on the other, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Anderson under Section 6.03. Anderson, Park and PNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of all applicable laws, rules and regulations, each party will keep confidential, and will cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such Information pertains, (iv) is or becomes readily ascertainable from published information or trade sources, or (v) is such that such party is required by law or court order to disclose. If any party is required or reasonably believes that it is required to disclose any Information described in this Section 6.05(b) by (A) law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far so it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable laws, rules and regulations, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required consent of such disclosure. The Required Party shall furnish only that portion of the Information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by any party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

     (c) Subsequent Financial Information. During the period from the date of this Agreement to the Effective Time, Anderson shall promptly furnish Park and PNB with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
     6.06 Acquisition Proposals
     (a) Anderson agrees that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit, initiate or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below); provided, however, that nothing contained in this Agreement shall prevent the Anderson Board of Directors from (a) making any disclosure to the Anderson shareholders if, in the good faith judgment of the Anderson Board of Directors, after having consulted with and considered the advise of outside legal counsel to the Anderson Board of Directors, failure so to disclose would be a breach of its fiduciary duties under applicable law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation (as defined in Section 8.01(f) unless the Anderson Board of Directors reaffirms the Anderson Recommendation; (b) before the date of the Anderson Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to the Anderson shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal (as defined below), (ii) the Anderson Board of Directors after having consulted with and considered the advise of outside legal counsel to the Anderson Board of Directors determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Anderson and its shareholders in accordance with applicable law, and (iii) Anderson receives from such person a confidentiality agreement. Anderson also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park and PNB, with respect to any of the foregoing. Anderson shall promptly (within one business day) advise Park and PNB following the receipt by Anderson of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Park and PNB of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Anderson shall not terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Anderson shall enforce, to the fullest extent permitted under applicable laws, rules and regulations, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Anderson or the Anderson Board of Directors from notifying any third party that contacts Anderson on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Anderson’s obligations under this Section 6.06.

     (b) For purposes of this Agreement, an “Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anderson, or any proposal or offer to acquire in any manner 25% or more of any class of equity securities in, or 25% or more of the assets or deposits of, Anderson, other than the transactions contemplated by this Agreement.
     (c) For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Anderson Board of Directors determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to Anderson and its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable laws, rules and regulations.
     6.07 Affiliate Agreements
     Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Anderson shall deliver to Park a schedule of each person that, to Anderson’s knowledge, is or is reasonably likely to be, as of the date of the Anderson Meeting, deemed to be an “affiliate” of Anderson (each, an “Anderson Affiliate”) as that term is used in Rule 145 under the Securities Act. Anderson shall cause each person who may be deemed to be a Anderson Affiliate to execute and deliver to Anderson on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached hereto as Exhibit B. Anderson shall deliver such executed affiliate agreements to Park at the Closing.
     6.08 Takeover Laws
     No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     6.09 No Rights Triggered
     Except for the acceleration by Anderson prior to the Closing Date of the vesting of Anderson Stock Options outstanding as of the date of this Agreement under the Anderson Stock Option Plan, Anderson shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the articles of incorporation, code of regulations or other governing instruments of Anderson or (b) under any material contract to which it is a party except as contemplated by this Agreement.

     6.10 Conformance of Policies and Practices
     Prior to the Effective Time, Anderson shall, consistent with GAAP and on a basis and on timing mutually satisfactory to it and Park and PNB, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of PNB; provided, however, that Anderson shall not be obligated to take any such action pursuant to this Section 6.10 involving a valuation adjustment or earnings charge earlier than 30 days prior to the Effective Time, and unless and until Park and PNB acknowledge that all conditions to the obligations of Park and PNB to consummate the Merger have been satisfied and certify to Anderson that Park’s representations and warranties are true and correct as of such date and that Park and PNB are otherwise materially in compliance with this Agreement. Anderson’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.
     6.11 Transition
     Anderson shall reasonably cooperate with Park and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Anderson to PNB and in order to facilitate the integration of the operations of Anderson and PNB and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Anderson and PNB as a result of the Merger, Anderson shall consult with Park and PNB on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without in any way limiting the provisions of Section 6.05(b), Park, PNB, and their respective officers, employees, legal counsel, financial advisors and other representatives shall, upon reasonable written notice to Anderson, be entitled to review the operations and visit the facilities of Anderson at all times as may be deemed reasonably necessary by Park and PNB in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Park or PNB, directly or indirectly, the right to control or direct or to unreasonably interfere with Anderson’s operations prior to the Effective Time. Prior to the Effective Time, Anderson shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     6.12 Exchange Listing
     Park will use all reasonable best efforts to cause the Park Shares to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
     6.13 Regulatory Applications
     (a) Preparation and Filing. Park and PNB, on the one hand, and Anderson, on the other, shall cooperate and use their respective reasonable best efforts to prepare all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and PNB, on the one hand, and Anderson, on the other, shall provide all information required from them in order to enable the other to make necessary filings. Such information shall be delivered within five business days of a written request for such information. Each of Park and PNB, on the one hand, and Anderson, on the other, shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws, rules and regulations relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
     (b) Information to be Furnished. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party, Governmental Authority or Regulatory Authority.
     6.14 Indemnification
     (a) Indemnity by Park. Following the Effective Time, Park shall indemnify, defend and hold harmless all Directors, Officers and Employees of Anderson (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions in the course of the Indemnified Party’s duties as a director, officer or employee of Anderson occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Anderson is permitted to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Ohio, and consistent with the terms and conditions of the articles of incorporation and code of regulations of Anderson as in effect on the date hereof. Notwithstanding the foregoing, Park shall not be obligated to indemnify a director, officer or employee for acts or omissions of such director, officer or employee that were beyond the scope of the duties of such director, officer or employee as a director, officer or employee of Anderson. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent legal counsel (which shall not be legal counsel that provides services to Park) selected by Park and reasonably acceptable to such Indemnified Party or selected by the Indemnified Party and reasonably acceptable to Park. As a condition to receiving such indemnification, the Indemnified Party shall assign to Park, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Party’s applicable insurance coverage, if any, including insurance maintained or provided by Park or Anderson to the extent of such indemnity. No Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such Indemnified Party fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such Indemnified Party against Park, any Subsidiary of Park or Anderson arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Park, the Subsidiary of Park or Anderson, or (iii) if such person fails to deliver such notices as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the Indemnified Party is aware, to the extent such failure results in the denial of payment under such policy.
     (b) D&O Insurance. For a period of three years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former Officers and Directors of Anderson (determined as of the Effective Time) with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that Officers and Directors of Anderson may be required to make application and provide customary representations and warranties to Park’s insurance carrier for the purpose of obtaining such insurance; and provided, further, in no event shall the annual premium on such policy exceed 200% of the annual premium payments on Anderson’s policy in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Park shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
     (c) Procedures; Limitations. Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of Park under Section 6.14(a) unless and to the extent that Park is actually prejudiced as a result of such failure. In the event of a claim (whether arising before or after the Effective Time), (i) Park shall have the right to assume the defense thereof and Park shall not be liable to such Indemnified Parties for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Park elects not to assume such defense or legal counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Park and the Indemnified Parties, the Indemnified Parties may retain legal counsel satisfactory to them, and Park shall pay all reasonable fees and expenses of such legal counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that Park shall be obligated pursuant to this paragraph (c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Park shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Park shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
     (d) Legal Successors. If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.14.
     (e) Beneficiaries. The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.15 Opportunity of Employment; Employee Benefits
     (a) Offer of Employment by PNB. All Employees of Anderson as of the date of this Agreement who are actively employed at the Effective Time, other than Mr. James R. Gudmens, will be offered employment by PNB at the Effective Time. It is understood and agreed that nothing in this Section 6.15 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any such employee of Anderson who is retained by PNB (“Continuing Employees”) any rights other than as employees at will under applicable law and said Continuing Employees shall not be deemed to be third-party beneficiaries of this provision.
     (b) Participation in PNB Compensation and Benefit Plans; Credit. From and after the Effective Time, Continuing Employees shall continue to participate in the Anderson Compensation and Benefit Plans until, with respect to each Anderson Compensation and Benefit Plan, such Continuing Employees transition to and are able to, subject to applicable eligibility requirements, participate in the PNB Compensation and Benefit Plans, and the Anderson Compensation and Benefit Plans shall be terminated. Continuing Employees shall receive credit for service at Anderson for eligibility and vesting purposes (but not for benefit calculation purposes) under the PNB Compensation and Benefit Plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Anderson Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage, except in each case as otherwise required by applicable law. Any Employee of Anderson who is actively employed at the Effective Time (including James Gudmens) and does not become a Continuing Employee shall be paid by Park for all such Employee’s unused vacation and sick time consistent with the terms of Anderson’s vacation and sick time policies in effect on the date of this Agreement and shall be entitled to elect so-called “COBRA” benefits in accordance with, and subject to, the provisions of Code Section 4980B(f).
     (c) Payment to James R. Gudmens. Mr. James R. Gudmens will receive from Park the severance and other payments and other benefits contemplated by his employment contract with Anderson as set forth in Section 6.15(c) of the Anderson Disclosure Schedule.

     6.16 Notification of Certain Matters
     (a) Material Adverse Effect; Material Breach. Between the date hereof and the Closing, each of Anderson, on the one hand, and Park and PNB, on the other, shall give prompt notice in writing to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, material adverse effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.
     (b) Persons Required to Consent to Merger. Anderson shall promptly notify Park and PNB of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger.
     (c) Notice to Insurers. Anderson shall, prior to the Effective Time, notify its insurers in writing of all known incidents, events and circumstances that would reasonably be expected to give rise to a claim against Anderson.
     (d) Legal and Regulatory Matters. Anderson shall notify Park and PNB within two (2) business days of the receipt of any summons, subpoena, complaint, regulatory inquiry or whistleblower notice involving Anderson.
     (e) Suspicious Activity Reports. Anderson shall promptly provide Park and PNB with a notice of any Suspicious Activity Report filed with any regulatory agency.
     6.17 Tax Treatment
     Each of Park and PNB, on the one hand, and Anderson, on the other, agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Anderson and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Park and PNB, on the one hand, and Anderson, on the other, agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.
     6.18 No Breaches of Representations and Warranties
     Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Anderson and Park will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article Three and Article Four of this Agreement, respectively, to become untrue or incorrect.
     6.19 Consents
     Each of Park, PNB and Anderson shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

     6.20 Insurance Coverage
     Anderson shall cause each of the policies of insurance listed in the Anderson Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.
     6.21 Correction of Information
     Each of Park and PNB, on the one hand, and Anderson, on the other, shall promptly advise the other in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or would have made any of the representations or warranties contained herein untrue to any material extent, and which in each case, would be likely to have a material effect on such party; provided, however, that no such correction shall affect the representations and warranties of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.21 shall not constitute the failure of any condition set forth in Article Seven to be satisfied unless the underlying material breach would independently result in the failure of a condition set forth in Article Seven to be satisfied.
     6.22 Supplemental Assurances
     (a) Certificate of Anderson. On the date the Registration Statement becomes effective and on the Closing Date, Anderson shall deliver to Park a certificate signed by Anderson’s chief executive officer and Anderson’s chief financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Anderson, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (b) Certificate of Park. On the date the Registration Statement becomes effective and on the Closing Date, Park shall deliver to Anderson a certificate signed by Park’s chief executive officer and Park’s chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Anderson) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     6.23 Exercise of Anderson Stock Options
     Anderson will not permit any holder of an outstanding Anderson Stock Option to exercise such Anderson Stock Option without payment of the full exercise price in cash or by personal check.

ARTICLE SEVEN
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES
     7.01 Conditions to the Obligations of Park and PNB
     The obligations of Park and PNB under this Agreement shall be subject to the satisfaction, or written waiver by Park and PNB prior to the Closing Date, of each of the following conditions precedent:
     (a) Representations and Warranties. The representations and warranties of Anderson set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Park and PNB shall have received a certificate, dated the Closing Date, signed on behalf of Anderson by the chief executive officer and the chief financial officer of Anderson to such effect.
     (b) Performance of Obligations of Anderson. Anderson shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 1.02(c) of this Agreement; and Park and PNB shall have received a certificate, dated the Closing Date, signed on behalf of Anderson by the chief executive officer and the chief financial officer of Anderson to such effect.
     (c) Consents. Anderson shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on PNB or Park.
     (d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any material adverse effect on Anderson.
     (e) Affiliate Agreements. Park shall have received the agreements referred to in Section 6.07 from each Anderson Affiliate.
     7.02 Conditions to the Obligations of Anderson
     The obligations of Anderson under this Agreement shall be subject to satisfaction, or written waiver by Anderson prior to the Closing Date, of each of the following conditions precedent:
     (a) Representations and Warranties. The representations and warranties of Park set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Anderson shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer of Park to such effect.
     (b) Performance of Obligations of Park and PNB. Each of Park and PNB shall have performed in all material respects all of their covenants and obligations under this Agreement to be performed by them on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 1.02(b) of this Agreement; and Anderson shall have received a certificate, dated the Closing Date, signed on behalf of each Park and PNB by the chief executive officer and the chief financial officer of Park or PNB, as appropriate, to such effect.
     (c) Consents. Park and PNB shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on Park or PNB.
     (d) Fairness Opinion. Anderson shall have received from Anderson’s Financial Advisors an opinion reasonably acceptable to Anderson dated as of the date of the Proxy Statement/Prospectus to the effect that the Merger Consideration to be received by the holders of the Anderson Shares in the Merger is fair to the holders of the Anderson Shares from a financial point of view.
     (e) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any material adverse effect on Park or PNB.
     7.03 Mutual Conditions
     The obligations of Anderson, Park and PNB under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:
     (a) Shareholder Approval. The shareholders of Anderson shall have duly adopted this Agreement by the required vote.
     (b) Regulatory Approvals. All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain (i) any conditions, restrictions or requirements which Park and PNB reasonably determine would either before or after the Effective Time have a material adverse effect on Park, PNB and Park’s other Subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Park Board of Directors reasonably determines would either before or after the Effective Time be unduly burdensome.
     (c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger illegal.
     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.
     (e) Exchange Listing. The Park Shares to be issued in the Merger shall have been approved for listing on AMEX, subject to official notice of issuance.
     (f) Tax Opinion. Park and Anderson shall have received the written opinion of Park’s legal counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In rendering its opinion, Park’s legal counsel will require and rely upon customary representations contained in letters from Park and Anderson that Park’s legal counsel reasonably deems relevant.
ARTICLE EIGHT
TERMINATION
     8.01 Termination
     This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after shareholder approval:
     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual written agreement of Park, PNB and Anderson, if their respective Boards of Directors so determine by vote of a majority of the members of the entire Board.
     (b) Breach. At any time prior to the Effective Time, by Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
(i)	a breach by the other party of any representation or warranty contained herein such that the condition set forth in Section 7.01(a) or 7.02(a), as appropriate, would not be satisfied and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

(ii)	a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under Article Seven, and the terminating party is not itself in material breach of any provision of this Agreement.
     (c) Delay. At any time prior to the Effective Time, by Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
     (d) No Approval. By Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event:
(i)	the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority and the terminating party is not in material breach of Section 6.13;

(ii)	the Anderson shareholders fail to approve this Agreement at the Anderson Meeting and approve the Merger; or

(iii)	any of the closing conditions have not been met or waived by the respective party as required by Article Seven hereof.
     (e) Superior Proposal. At any time prior to the approval of this Agreement by Anderson’s shareholders contemplated by Section 7.03(a) by Anderson, if Anderson’s Board of Directors so determines by vote of a majority of the members of the entire Anderson Board if (i) Anderson is not in breach of any material term of this Agreement including Section 6.06, (ii) the Anderson Board of Directors authorized Anderson, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Anderson notifies Park in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five (5) business days elapse after Park receives the written notice provided for in clause (iii) above and the Anderson Board of Directors continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Park during such five business day period.
     (f) Change in Recommendation. By Park, upon written notice to Anderson, if (i) in connection with the presentation of this Agreement to Anderson’s shareholders as contemplated by Section 6.02, the Anderson Board of Directors shall have failed to make the Anderson Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Park, the Anderson Recommendation; or taken any other action or made any other statement in connection with the Anderson Meeting inconsistent with the Anderson Recommendation (any such action in this clause (i), a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) Anderson materially breached its obligations under this Agreement by reason of a failure to call the Anderson Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy/Prospectus in accordance with Section 6.03 or (iii) the Anderson Board of Directors takes the actions described in Section 6.06(a).
     8.02 Effect of Termination and Abandonment; Enforcement of Agreement.
     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article Eight, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.
     8.03 Termination Fee; Expenses.
     (a) Obligation to Pay Termination Fee. Anderson shall pay to Park, by wire transfer of immediately available funds, a termination fee in the amount of $600,000 (the “Termination Fee”) if:
(i)	this Agreement is terminated by Anderson pursuant to Section 8.01(e); or

(ii)	(A) this Agreement is terminated by Park pursuant to Section 8.01(b)(ii) as a result of a willful breach by Anderson or 8.01(f), or by Park or Anderson pursuant to Section 8.01(d)(ii); and (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Anderson shall have been publicly announced, publicly proposed or commenced; and (C) within 12 months after the date of such termination, Anderson shall have entered into an agreement relating to such previously announced Acquisition Proposal or such previously announced Acquisition Proposal shall have been consummated. No termination fee shall be paid unless all of the conditions set forth in subclauses (A), (B) and (C), above, have occurred.
     (b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two (2) business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee and Out of Pocket Expenses in accordance with this Section 8.03, Anderson shall have no further liability to Park at law or in equity with respect to such termination under Section 8.01(e), 8.01(b) or 8.01(f), or with respect to this Agreement.
     (c) If an Acquisition Proposal has been made known to Anderson and made known to Anderson’s shareholders generally or has been made directly to its shareholders generally or any person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and such Acquisition Proposal or announced intention has not been withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(c) by Park as a result of knowing action or inaction of Anderson, and within six (6) months following the termination pursuant to Section 8.01(c), Anderson enters in an agreement with the person making any of the above-mentioned Acquisition Proposals, then Anderson shall promptly (but not later than two business days after signing an agreement with the person making the Acquisition Proposal) pay to Park an amount (not to exceed $250,000 in the aggregate) equal to all documented out-of-pocket expenses and fees incurred by Park (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and Park may pursue any remedies available to it at law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to receive such additional amounts as such non-breaching party may be entitled to receive at law or in equity, but in no event shall such additional amounts plus the Out-of-Pocket Expenses exceed $600,000 in total.
ARTICLE NINE
MISCELLANEOUS
     9.01 Survival
     None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms. Notwithstanding the foregoing, no representations, warranties, covenants or agreements shall be deemed to be terminated or extinguished so as to deprive Park or the Surviving Association (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person.
     9.02 Notices
     All notices, requests, demands and other communications required or permitted to be given to a party under this Agreement shall be given in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered or sent by telecopy or telefacsimile (with confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if sent by registered or certified mail, postage prepaid, return receipt requested. All such notices, requests, demands and other communications shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:
If to Anderson, to:
Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230
Attn: James R. Gudmens
Facsimile Number: (513) 232-1316
With copies (which shall not constitute notice) to:
Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Attn: Neil Ganulin
Facsimile Number: (513) 651-6981
and
Wallace Boggs Colvin Rouse Bushelman PLLC
1881 Dixie Highway, Suite 350
Ft. Wright, Kentucky 41011
Attn: David H. Wallace
Facsimile Number: (859) 331-5337
If to Park, to:
Park National Corporation
50 North Third Street
Newark, Ohio 43055
Attn: C. Daniel DeLawder
Facsimile Number: (740) 349-3765
With a copy (which shall not constitute notice) to:
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attn: Elizabeth Turrell Farrar, Esq.
Facsimile Number: (614) 719-4708

If to PNB, to:
The Park National Bank
50 North Third Street
Newark, Ohio 43055
Attn: C. Daniel DeLawder
Facsimile Number: (740) 349-3765
With a copy (which shall not constitute notice) to:
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attn: Elizabeth Turrell Farrar, Esq.
Facsimile Number: (614) 719-4708
     9.03 Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties, and delivered to the other party; it being understood that all parties need not sign the same counterpart.
     9.04 Entire Agreement
     This Agreement (including the exhibits, documents and instruments referred to herein) represents the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements and understandings.
     9.05 Successors and Assigns
     This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and permitted assigns) of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.
     9.06 Interpretation; Effect
     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Merger as well as the other transactions contemplated hereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.
     9.07 Governing Law
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).
     9.08 Payment of Fees and Expenses
     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Park and PNB, on the one hand, and Anderson, on the other, will each bear and pay one-half of the following expenses: the costs (excluding the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement and the Proxy Statement/Prospectus.
     9.09 Waiver; Amendment
     Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Anderson Meeting, this Agreement may not be amended if it would violate the applicable provisions of Titles 11 and 17 of the Ohio Revised Code, the laws of the United States applicable to national banking associations or the federal securities laws. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
     9.10 Anderson Disclosure Schedule
     In the event of any inconsistency between the statements in the body of this Agreement and those in the Anderson Disclosure Schedule (other than an exception expressly set forth in the Anderson Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     9.11 No Third-Party Rights
     Except as specifically set forth herein, nothing in this Agreement, whether expressed or implied, is intended to confer upon any person, other than the parties to this Agreement or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.12 Waiver of Jury Trial
     Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     9.13 Severability
     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such validity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[Remainder of page intentionally left blank; signatures on following page]

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Park, PNB and Anderson to be effective as of the date set forth in the first paragraph above.

ATTEST:	PARK NATIONAL CORPORATION

/s/ David L. Trautman	By: /s/ C. Daniel DeLawder

David L. Trautman,
President and Secretary	Printed Name: C. Daniel DeLawder

Title: Chairman of the Board and
Chief Executive Officer

ATTEST:	THE PARK NATIONAL BANK

/s/ Brenda L. Kutan	By: /s/ C. Daniel DeLawder

Brenda L. Kutan,
Secretary	Printed Name: C. Daniel DeLawder

Title: Chairman of the Board and
Chief Executive Officer

ATTEST:	ANDERSON BANK COMPANY

/s/ Thomas P. Finn	By: /s/ James R. Gudmens

Thomas P. Finn,
Corporate Secretary	Printed Name: James R. Gudmens

Title: President and Chief Executive Officer

EXHIBIT A
FIRPTA Certification
Anderson Bank Company
     Anderson Bank Company was not a United States real property holding company for purposes of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, at any time during the five-year period ending on the date hereof.
     As of the date hereof, no interest in Anderson Bank Company is a U.S. real property interest for purposes of Treasury Department Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i).
     The undersigned responsible officer of Anderson Bank Company hereby certifies under penalties of perjury that this statement is correct to such officer’s knowledge and belief, and that such officer has authority to sign this statement on behalf of Anderson Bank Company.

ANDERSON BANK COMPANY

By:

Print Name:

Title:

Date:

A-1

EXHIBIT B
Form of Anderson Affiliate Letter
Park National Corporation
50 North Third Street
Newark, Ohio 43055
Ladies and Gentlemen:
     I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Anderson Bank Company, an Ohio state-chartered commercial bank (“Anderson”), as the term “affiliate” is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission.
     Pursuant to the terms of the Agreement and Plan of Merger, dated as of August ___, 2006 (the “Merger Agreement”), by and among Anderson, The Park National Bank, a national banking association (“PNB”), and Park National Corporation, an Ohio corporation (“Park”), providing for the merger of Anderson with and into PNB (the “Merger”), and as a result of the Merger, I may receive Park Shares, in exchange for Anderson Shares owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement.
     As used herein, “Anderson Shares” means the common shares, $4.00 par value per share, of Anderson, and “Park Shares” means the common shares, without par value, of Park.
     I represent, warrant and covenant to Park that if I receive any Park Shares as a result of the Merger:
     A. I shall not make any sale, transfer or other disposition of any Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) acquired by me in the Merger in violation of the 1933 Act or the Rules and Regulations.
     B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) to the extent I felt necessary, with my legal counsel or legal counsel for Anderson. I understand that Park is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Park and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees) or liabilities

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(“Losses”) to which Park or any officer or director of Park may become subject under the 1933 Act or otherwise as a result of the untruth, breach or failure of such representations.
     C. I have been advised that the issuance of Park Shares to me pursuant to the Merger will have been registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate of Anderson under the Rules and Regulations at the time the Merger Agreement was submitted for a vote of the shareholders of Anderson, that the Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) must be held by me indefinitely unless (i) my subsequent distribution of Park Shares has been registered under the 1933 Act; (ii) a sale of the Park Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the 1933 Act and as to which Park has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of counsel reasonably acceptable to Park or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Park Shares.
     D. I understand that Park is under no obligation to register under the 1933 Act the sale, transfer or other disposition by me or on my behalf of any Park Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.
     E. I also understand that stop transfer instructions will be given to Park’s transfer agent with respect to any Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) that I may receive in the Merger and that there will be placed on the certificates for the Park Shares acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:
“The common shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies.”
“The common shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ___, 2006 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefor.”
     F. I also understand that unless the transfer by me of my Park Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Park reserves the right to put the following legend on the certificates issued to my transferee:
“The common shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a

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person who received such common shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares may not be sold, pledged, transferred or otherwise disposed of except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed and any stop order instructions with respect thereto shall be cancelled upon receipt of advice from counsel in form and substance reasonably satisfactory to Park that such actions are appropriate under the then-existing circumstances.

Very truly yours,

Printed Name:

Date:

Accepted this ___ day of
                    , 2006
PARK NATIONAL CORPORATION.

By:

Printed Name:

Title:

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